                                                                    Exhibit 12.2


                     FRESENIUS MEDICAL CARE HOLDINGS, INC.
                 Ratio of Fixed Charges to Earnings calculation
                                   $ Millions


                                           SIX MONTHS                                                                 Nine Months
                                         Ended June 30,                      Year Ended December 31,                 Ended Sept 30
                                        ----------------    -----------------------------------------------------    -------------
                                        2001        2000    2000       1999       1998      1997         1996 (a)       1996(b)
                                        ----        ----    ----       ----       ----      ----         --------    -------------
       Fixed Charges

Interest Expense including
amortization of financing fees           102         110     217        202        209       178         43                16

add: one third of rental expense
 under operating leases                   30          25      52         44         35        27          7                22
                                         ---         ---     ---       ----        ---       ---         --               ---

Total Fixed Charges                      132         135     269        246        244       205         50                38
                                         ===         ===     ===       ====        ===       ===         ==               ===


          Earnings

Earnings Before Taxes                    103          95     203       (408)       126        80         16               129

add: Fixed Charges                       132         135     269        246        244       205         50                38
                                         ---         ---     ---       ----        ---       ---         --               ---

 Total Earnings                          235         230     472       (162)       370       285         66               167
                                         ===         ===     ===       ====        ===       ===         ==               ===


Ratio of Fixed Charges to
Earnings                                 0.6         0.6     0.6         NA        0.7       0.7         0.8              0.2


(a) includes the results of FMCH for the period subsequent to September 30, 1996.


(b) represents the predecessor results of NMC for the nine months ended September 30, 1996.